Consent of Independent Accountants




The Board of Directors
Rohm and Haas Company:



We consent to the incorporation by reference in this Registration Statement of Form S-8 of Rohm and Haas Company of our report dated February 23, 1998, relating to the consolidated balance sheet of Rohm and Haas Company and subsidiaries as of December 31, 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1998 annual report on Form 10-K of Rohm and Haas Company.


                                    /s/ KPMG LLP



Philadelphia, Pennsylvania
June 22, 1999